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                                                                   EXHIBIT 10.34

[LOGO] DAUM                                                     [LOGO] TCN
       Commercial Real Estate Services
                -Since 1904-


December 5, 2001

Mr. Thomas Billstein
Chief Operating Officer
Prolong International Corporation
6 Thomas
Irvine, CA 92618

Re      6 Thomas
        Irvine, California

Dear Tom:

I have been authorized to submit this proposal to purchase the referenced property at the price, terms and conditions set forth below:

1.      PROPERTY:       6 Thomas, Irvine, California, consisting of an
                        office/industrial building containing approximately
                        29,660 square feet on a land parcel of approximately
                        64,904 square feet.

2.      SELLER:         Prolong Super Lubricants, Inc.

3.      PURCHASER:      Irvine City Financial LLC or Nominee.

4.      PRICE:          $3,675,000.00.

5.      TERMS:          Purchaser shall take Seller's existing loans "subject
                        to" and shall pay the balance of the purchase price in cash. Seller acknowledges Purchaser's intention to reduce the principal balance and extend the due date of the existing third trust deed loan.

6.      ESCROW:         An Escrow shall be established to facilitate the sale of
                        the Property as follows:

        6.1 OPENING OF ESCROW: Upon Seller's acceptance of this offer, Escrow Holder shall be instructed to prepare escrow instruction which conform to the terms and conditions specified herein. The escrow ("Escrow") shall be deemed open when Escrow Holder receives mutually executed escrow instructions, and Seller delivers to Purchaser the items noted in paragraph 7.2 below.

        6.2     ESCROW HOLDER: First American Title Company, Santa Ana,
        California.

        6.3 ESCROW DEPOSIT: $25,000 deposited in escrow by Purchaser within three (3) days of the opening of escrow. Upon Purchaser's approval of all conditions as described in Section 7 below, the deposit shall be applicable to the sales price at close of escrow, and shall become non-refundable except in the event of a default by Seller.

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Mr. Thomas C. Billstein
December 5, 2001
Page 2

7.    CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE ESCROW:

      7.1 CONTINGENCY PERIOD: Purchaser shall have fourteen (14) days following the opening of escrow, or upon Seller's execution of the lease described in Paragraph 19 below, whichever occurs last, within which to investigate the Property, etc. Purchaser may cancel this agreement during this period for any reason or no reason and shall be entitled to the return of the deposit.

      7.2 PROPERTY INVESTIGATIONS: As soon as practicable following the mutual execution of a Purchase and Sale Agreement, Seller shall deliver to Purchaser copies of all leases, operating statements for a minimum of the preceding twelve (12) months, plans, parcel maps, most recent Phase One environmental report, and other documents in its possession affecting the property (Property Documents). Upon Opening of Escrow, Purchaser or Purchaser's representatives, employees, lenders and agents shall be entitled to enter upon the Property for purposes of inspecting the Property and completing any desired studies and analyses concerning the Property.

      7.3 TITLE APPROVAL: Promptly after the opening of Escrow, Seller shall, at Seller's expense, provide Purchaser with a current preliminary title report ("Title Report") delivered by Escrow Holder, showing the status of title of the Property together with copies of a11 documents relating to title referenced in the Title Report ("Title Documents"). Within the Contingency Period, Purchaser shall notify Seller and Escrow Holder in writing of any unacceptable exceptions in the Title Report. If Purchaser fails during such period to approve or disapprove in writing any exceptions shown on the Title Report, Purchaser shall be deemed to have approved the Title Report. If Purchaser disapproves of any title matter, Seller shall notify Purchaser within three (3) business days whether Seller is willing or able to provide for the removal of such title matters. If Seller notifies Purchaser that Seller is either unable or unwilling to remove the objectionable title matter, Purchaser shall within three (3) business days waive its objection or terminate this Agreement.

      7.4 FINANCING CONTINGENCY: None. Purchaser to take Seller's loans "subject to." Purchaser to receive and approve all existing notes and trust deeds within seven (7) days of receipt.

8. ESCROW CLOSING DATE: On or before December 31, 2001. However, Purchaser shall receive a credit toward the purchase price equal to $750 for each day that it closes the escrow prior to December 31, 2001.

9. TITLE: Seller shall convey fee simple title to the Property, subject only to the following: (a) non-delinquent real property taxes, bonds and assessments, and (b) exceptions shown in the Title Report approved by Purchaser, Seller shall eliminate all other exceptions to title prior to the Close of Escrow.

10. PRORATIONS: Real property taxes and assessments shall be prorated as of the Close of Escrow, based on a three hundred sixty (360) day year. The amount of any bond or assessment, which is a lien, shall be paid by Seller.

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Mr. Thomas C. Billstein
December 5, 2001
Page 3

11. TITLE INSURANCE POLICY: Escrow shall not close until Escrow Holder is prepared to furnish to Purchaser, at Seller's expense, a CLTA policy of title insurance showing title vested in Purchaser, subject only to the conditions set forth in paragraph 9 above.

12. CLOSING COSTS: Purchaser shall pay the cost of recording the Grant Deed and one-half (l/2) of the Escrow Holder's fee. Seller shall pay one-half (l/2) of the Escrow Holder's fee, all of the documentary transfer tax for recording the Grant Deed, and the cost of the Title Policy, Escrow Holder sha11 notify Purchaser and Seller in writing of their respective shares of closing costs no later than three (3) business days prior to the Closing Date. If, as a result of Purchaser or Seller, Escrow fails to close, Purchaser or Seller shall share equally all of Escrow Holder's fees and charges; however, if the transaction fails to close as a result of the default of either party, then such defaulting party shall bear all of Escrow Holder's fees and charges.

13. REPRESENTATIONS AND WARRANTIES: Seller represents, warrants and covenants to Purchaser that (a) Seller has the right, power, legal capacity and authority to execute, deliver and perform this Agreement; (b) all consents required as a condition to Seller's authority to execute, deliver and perform this Agreement have been obtained; (c) at the time of the execution of this Agreement and as of the closing, no leases of the Property and no other contracts affecting the Property are or will be in force except those disclosed to Purchaser pursuant to paragraph 7.2 above, and no one else has a right of possession; (d) after execution of this Agreement, Seller shall not enter into any contracts affecting the Property without Purchaser's prior written consent; (e) as of the Close of Escrow, Seller will have no actual knowledge of any material defect in the Property not disclosed in writing to Purchaser; (f) there are not now and, as of the Close of Escrow, there will not be any violations of any law, ordinance, rule or administrative or judicial order affecting the Property; (g) there is no litigation pending respecting the Property.

14. CONDITIONS OF PROPERTY AT CLOSE OF ESCROW: As is, subject to Purchaser's approval of "as is" condition, with the exception of environmental issues and those matters addressed herein. In addition, Seller wil1 slurry seal and restripe the parking areas and trim all on-site trees by January 31, 2002.

15. CONTAMINATION AND HAZARDOUS WASTE: Seller warrants that to the best of its knowledge, no hydrocarbon contamination and/or other hazardous waste exist at the Subject Property. Seller shall, as its sole cost and expense, order a Phase I environmental investigation of the property from a mutually approved environmental engineer immediately following the mutual execution of the Purchase and Sale Agreement referenced in paragraph 6.1 above.

16. POSSESSION: Possession shall be delivered to Purchaser at the Close of Escrow.

17. ATTORNEY'S FEES: If either party institutes any action or proceeding to enforce any provision of the Agreement through litigation, the prevailing party shall be entitled to recover any amounts the court may judge to be reasonable attorney's fees from the opposing party.

18. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, successors and assigns. Purchaser reserves the right to assign its interest in this Agreement to another party or entity, in which

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Mr. Thomas C. Billstein
December 5, 2OO1
Page 4

      event the assuming party or entity shall be bound by all terms and conditions of this Agreement.

19. SELLER LEASE BACK: Seller shall lease the property back from the close at escrow, utilizing the A.I.R. Standard Industrial/Commercial Multi-Tenant Lease-Net, on the following terms:

      19.1 TERM (GROUND FLOOR): Five (5) years with renewal option of an additional five (5) years. Initial lease rate shall be $1.20NNN per square foot per month, subject to annual increases equal to three percent (3%). The initial lease rate for the renewal term shall be ninety-five percent (95%) of fair market value, in no event less than that paid for the previous year. Such Lease shall be cancelable by Purchaser at any time upon sixty (60) days written notice to Seller.

      19.2 TERM (SECOND FLOOR): Eighteen (18) months, at a monthly rental equal to the difference between $30,000 NNN and the rent paid for the ground floor. Such lease shall be cancelable by Purchaser at any time upon thirty
      (30) days written notice to Seller.

      19.3 MARKETING OF BUILDING: Seller acknowledges that Purchaser intends to market both the second floor alone, as well as the entire building for lease following the close of escrow. Any and all costs associated with such efforts, including but not limited to leasing commissions and tenant improvement costs, shall borne solely by Purchaser.

      19.4 SUBLEASE BY SELLER: In he event Purchaser leases the entry lobby and second floor to a third party tenant per Paragraph 19.3 above, and Seller subsequently wishes to sublease the ground floor, any sublease rent in excess of Seller's lease obligation shall be paid to Purchaser, after Seller recoups its actual costs of subleasing, including but not limited to subleasing commissions and tenant improvements.

      19.5 DEPOSITS: At the close of escrow, Seller shall pay the first month's rent per paragraph 19.1 above, along with a security deposit of $90,000.00. $30,000.00 of such security deposit shall be returned to Seller following the timely payment of six (6) consecutive months of rent. An additional $40,000.00 shall be returned to Seller upon the earlier of (a.) Purchaser's lease of entry lobby and second floor to a third party tenant per Paragraph 19.3 above, or (b.) the date eighteen (18) months following the close of escrow.

20. REAL ESTATE COMMISSIONS: A real estate sale commission of $135,000.00 shall be paid to DAUM Commercial Real Estate Services through escrow upon closing. Buyer and Seller represent that they have had no dealings with any other real estate brokers in connection with this transaction and agree to indemnify and hold harmless each other from any claim for commissions arising from third parties.

21. DISCLOSURE: Edwin A. Meserve is a licensed real estate broker in the state of California, acting as a principal in this transaction.

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Mr. Thomas C. Billstein
December 5, 2001
Page 5

22. COOPERATION WITH EXCHANGE: Seller agrees to cooperate, at no additional cost or liability to itself, with the Purchaser to effect & tax-deferred exchange in conformance with the requirements of Internal Revenue Code
        Section 1031, should Purchaser so elect.

23. OFFER: This offer is subject to the execution of mutually agreeable escrow instructions which includes all terms and conditions of this proposal.

24. ACCEPTANCE: This offer is open for acceptance through 5:00 p.m. December 6, 2001.


We appreciate your consideration of this offer, and look forward to you positive response. Please contact me at your earliest convenience should you have any questions or require additional information.


Very truly yours

/s/ John R. Rothwell
John R. Rothwell
First Vice President


AGREED AND ACCEPTED:

SELLER: Prolong Super Lubricants, Inc.    PURCHASER: Irvine City Financial LLC
                                                      or Nominee

By: /s/ Thomas C. Billstein               By: /s/ Edwin A. Meserve
    -----------------------------------       ----------------------------
                                              Edwin A. Meserve

Date:    12/5/01                          Date:     12/5/01
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